Exhibit 99.1

AMPAL-AMERICAN ISRAEL CORPORATION

555 Madison Avenue
New York, New York 10022
(866) 447-8636

VIA EDGAR AND VIA FACSIMILE TRANSMISSION

Daniel L. Gordon
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
August 3, 2010

Re:	Ampal-American Israel Corporation (the “Company”)
Form 10-K for the Year Ended December 31, 2009 Filed March 8, 2010 Definitive Proxy Statement Filed March 31, 2010
File No. 000-00538

Dear Mr. Gordon:

We are writing in response to the comments of the Staff of the Division of Corporation Finance (“the Staff”) of the Securities and Exchange Commission (the “Commission”) that were contained in your letter dated July 20, 2010 regarding the Company's (i) Form 10-K for the Year Ended December 31, 2009 and (ii) Definitive Proxy Statement Filed March 31, 2010.

For reference purposes, the text of your letter dated July 20, 2010, has been set forth below with the Company’s response below each numbered comment. All capitalized terms used and not defined shall have the meanings ascribed to such terms in the filings noted above.

Form 10-K for the year ended December 31, 2009

Item 7.              Management’s Discussion and Analysis of Financial Condition and Results of Operations, page 35

Liquidity and Capital Resources, page 42

1.
We note from your contractual obligations table on page 46 that you have upcoming obligations in 2010 of approximately $260 million, including debt maturities of $171 million and ship purchase obligations of $22 million.  As of December 31, 2010 you had cash and cash equivalents of approximately $101 million, and it appears you paid cash of approximately $53 million in January 2010 to purchase 012 Smile.  Given your remaining cash balance of approximately $48 million, please tell us how you will meet your cash obligations for the next 12 months, and show us the disclosure you will include in future filings to address this issue.

Mr. Daniel L. Gordon
August 3, 2010

Response:

In management’s view, the Company has the ability to meet its cash obligations through 2010.  Below is a list of the components of the approximately $260 million of contractual obligations referenced in your letter and the Company’s plans with respect to such obligations during 2010:

•
Short term debt – The Company’s short term debt is approximately $171 million, consisting of approximately $82 million of working capital and revolving credit lines and approximately $56 million of short term loans. These facilities typically take the form of short term loans to the Company.  The Company has the ability to and intends to renew these facilities so that the repayment obligations are extended beyond 2010.

•
Operating leases – The Company has approximately $46 million, with interest accruing in the amount of approximately $18 million, in operating lease obligations. These obligations are ongoing expenses (primarily expenses of Gadot, such as for a warehouse lease and the leasing of vessels, among others) and will be paid out of expected operating cash flows.

•
Ship purchase obligations – The Company has obligations to purchase ships of approximately $22 million. These obligations are fully covered by the Company’s existing credit facilities, which will be drawn down in accordance with its obligations.

•
Capital commitment obligation – The Company’s balance sheet reflects a capital commitment obligation of approximately $3 million related to an investment by the Company in Star II (2000) L.P. (“Star”), a venture capital company in the technology sector.  The $3 million obligation arose from a capital call issued by the Star to the Company and other Star investors in 2002-2003, however, the Company (along with other Star investors) has indicated to Star that it will not provide the approximately $3 million of requested capital.  The Company does not intend to pay this obligation and anticipates that the obligation will be removed from the Company’s balance sheet in the future.

Accordingly, management believes that the Company will be able to meet in full its cash obligations during 2010.

In future filings, the Company will address this liquidity issue raised in your letter in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section (the “MD&A Section”) using the current ratio of current assets to current liabilities and will give management’s assessment of how the Company’s current obligations will be satisfied whenever this ratio is less than 1.  Furthermore, in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, the Company enhanced its debt disclosure in the MD&A Section and added a new table for the debt payments due in future periods as of March 31, 2010. The Company intends to give this disclosure in future filings.

Mr. Daniel L. Gordon
August 3, 2010

Item 15.  Exhibits, Financial Statement Schedules, page 51

2.
Refer to the Amended and Restated Promissory Note filed as Exhibit 10u to your Form 10-K.  We note that the agreement, as filed, omits schedules and exhibits to the agreement.  Item 601(b)(10) of Regulation S-K requires you to file all material contracts in their entirety.  Please file the complete agreement with your next quarterly report or tell us why you believe this agreement is no longer material to investors.

Response:

The Company will file the complete agreement with the next quarterly report.

Notes to Consolidated Financial Statements

Note 15 – Income Taxes, page 28

3.
We note that your net deferred tax assets consist primarily of net operating losses and capital loss carryforwards.  Given your history of losses from continuing operations in each of the last six years, and eight of the past nine, please tell us how you determined it was reasonable to establish a valuation allowance for only $31 million of $62 million deferred tax asset balance.  In your response, show us the disclosure you will include in future filings to address this issue.

Response:

The balance of $62 million deferred tax asset includes loss carryforwards for  Israeli tax purposes and foreign tax credits and loss carryforwards for U.S. tax purposes. As for the loss carryforwards for Israeli tax purposes, the Company will not be able to utilize them in the near future for Israeli tax purposes and therefore the Company recorded a valuation allowance. As for the foreign tax credits and loss carryforwards for U.S. tax purposes, the Company will be able to utilize most of them due to unrealized gain from several investments which the Company holds.  The Company estimates the unrealized gain at the amount of $177.1 million, mainly from the investments in EMG.  The estimate for the unrealized gain is based on a fairness opinion and fair value analysis. As of December 31, 2009, the Company has loss carryforwards in the amount of $49.2 million, which will expire during the period between 2025 and 2029, and foreign tax credits in the amount of $4.2 million, which will expire during the period between 2014 and 2017.  Thus, the Company's management believes that the above-referenced net operating losses and foreign tax credits will be utilized in the future.

Mr. Daniel L. Gordon
August 3, 2010

The following is a sample of the disclosure that the Company will include in its future filings: “The Company intends to apply a tax planning strategy of selling all or a portion its cost method investment, which currently has sufficient unrealized gains, to fully utilize the net deferred tax assets that are attributable to foreign tax credits and loss carryforwards arising in the U.S., due to unrealized gain from several investments which the Company holds.”

Definitive Proxy Statement

Who are the Board’s nominees for directors?, page 4

4.
With respect to your directors, please briefly discuss the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director, in light of your business and structure.  Please refer to Item 401(e) of Regulation S-K for guidance.  Provide similar disclosure in future filings and tell us how you plan to comply.

Response:

Set forth below, with respect to each director named in the Company’s Definitive Proxy Statement, is a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as director of the Company, in light of the Company’s business and structure.  Assuming that the Staff has no further comments, we will include in our future filings where required substantially similar disclosure with respect to each director or director nominee named therein, in compliance with Item 401(e) of Regulation S-K.

•
Yosef A. Maiman: Mr. Maiman, as Chairman, President and Chief Executive Officer of the Company, has approximately four years of management and operating experience with the Company and approximately eight years of experience leading the Board as its Chairman.  As a member of the Controlling Shareholder Group since 2002, Mr. Maiman’s interests are aligned with that of the other shareholders of the Company. Mr. Maiman has extensive experience with types of international business transactions that the Company engages in and has an in-depth knowledge of the business of the Company’s operating subsidiaries.  Based on his current role as President and Chief Executive Officer of the Company, his history with the Company and his experience with international business transactions, Mr. Maiman provides the Board with skillful leadership and in-depth knowledge of the Company’s business.

Mr. Daniel L. Gordon
August 3, 2010

•
Leo Malamud: Mr. Malamud, as Senior Vice President of Merhav, a member of the Controlling Shareholder Group and a company specializing in developing complex international projects, including in the energy sector and in developing countries, and as a director of Gadot, one of the Company’s largest operating subsidiaries, Mr. Malamud brings to the Board extensive experience and knowledge of the Company’s business as it relates to international transactions and the energy and chemicals industry.

•
Dr. Joseph Yerushalmi: Dr. Yerushalmi, through his work with Merhav as its Senior Vice President – Head of Energy and Infrastructure Projects, brings to the Board extensive experience and engineering expertise in the energy sector in which the Company does business.  Dr. Yerushalmi also served as the CEO of an Israeli public company, and brings to the Board his knowledge and experience with public companies based in Israel.

•
Dr. Nimrod Novik: Dr. Novik brings to the Board broad based and in-depth political and economic experience with international business transactions, particularly with respect to transactions in the Middle East and Israel.  Dr. Novik’s unique experience with the politics of international business transactions in the Middle East are an important asset for the Board in evaluating the types of transactions typically engaged in by the Company, particularly considering the usual political risk profile of transactions in the Middle East.

•
Yehuda Karni: Mr. Karni, through his prior career as a former senior partner in the law firm of Firon Karni Sarov & Firon, brings to the Board approximately 40 years of experience representing public companies.  Mr. Karni is also an independent director under the rules of the NASDAQ Global Market who has extensive experience serving on the Company’s Audit Committee.  Mr. Karni’s experience as an attorney representing public companies and his service on the Company’s Audit Committee brings to the Board an in-depth knowledge of corporate governance principles.

•
Menahem Morag: Mr. Morag, through his experience as Head of Finance and Budget at the Israeli Prime Minister’s office in Tel Aviv and as Deputy General Manager – Head of Resources Division of Union Bank of Israel Ltd., brings to the Board a broad based and extensive background in finance, which strengthens the Board’s ability to analyze the financial aspects of the Company’s various transactions.  Mr. Morag is also an independent director under the rules of the NASDAQ Global Market, serves as a member of the Company’s Audit Committee and is an “audit committee financial expert” for purposes of the rules promulgated by the SEC.

Mr. Daniel L. Gordon
August 3, 2010

•
Daniel Vaknin: Mr. Vaknin brings to the Board extensive and in-depth experience and knowledge of finance and accounting through his prior experience as a former Senior Partner at Kesselman & Kesselman CPA and through his various positions with finance and investment firms.  Mr. Vaknin is also an independent director under the rules of the NASDAQ Global Market, serves as a member of the Company’s Audit Committee and is an “audit committee financial expert” for purposes of the rules promulgated by the SEC.

•
Joseph Geva: Mr. Geva, as an officer of Merhav Agro Ltd., brings to the Board in-depth experience in the chemicals sector, particularly those located in Israel, which is a major focus of the Company’s current and future business plans.

•
Erez I. Meltzer: Mr. Meltzer brings to the Board strong leadership and management skills through his various chief executive positions with private and public companies and his current position as Chief Executive Officer of Gadot, one of the Company’s largest operating subsidiaries.  His knowledge of Gadot’s business and strategy to strengthen its business is an invaluable asset to the Board.

•
Gideon Weinstein: Mr. Weinstein, through his 20 years of experience with Merhav, a member of the Controlling Shareholder Group, brings to the Board a broad based and in-depth knowledge of the types of international business transactions that the Company typically engages in.

Policy Governing Director Nominations, page 9

5.
Please disclose whether, and if so how, the Company considers diversity in identifying nominees for director.  Please refer to Item 407(c)(2)(vi) of Regulation S-K.  Provide us with sample disclosure and confirm that you will provide similar disclosure in future filings.

Response:

The Company does not have a policy or specific criteria for considering diversity when nominating individuals to serve as director.  In future filings, where required by Item 407(c)(2)(vi) of Regulation S-K, the Company will include an affirmative statement as follows:  “The Company does not consider diversity when making a determination on nominations for director.”

Mr. Daniel L. Gordon
August 3, 2010

Board Leadership Structure and Risk Oversight, page 12

6.
You state on page 12 that: “The Stock Option and Compensation Committee and Mr. Maiman strive to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives.” Please tell us your conclusion as to whether your compensation practices are reasonably likely to have a material adverse effect on the Company and describe the process you took to reach such conclusion.  Refer to Item 402(s) of Regulation S-K for guidance.

Response:

On an annual basis, Mr. Yosef Maiman and the Stock Option and Compensation Committee determine the compensation packages of the officers of the Company (the Stock Option and Compensation Committee with respect to Mr. Maiman and Mr. Maiman with respect to all other officers) based on a variety of factors designed to provide appropriate incentives to the officers and to align their interests with those of the shareholders, as more fully described in the Company’s response to item 7 below.  The compensation policies and practices of the Company have remained consistent over the past several years and the Company does not believe that they have led to excessive levels of risk taking by the officers.  With respect to non-officer employees of the Company, compensation consists primarily of a base salary, and the Company typically does not grant equity awards or large cash bonuses to such non-officer employees.  Accordingly, the Company does not believe that its compensation practices encourage such non-officer employees to engage in excessive risk taking.

In connection with the preparation of the Proxy Statement, the Company’s management determined that disclosure in response to Item 402(s) of Regulation S-K was not required as the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.  Such determination was made by considering the following factors:

•
the inclusion of both cash and at-risk equity compensation makes it less likely that an officer would engage in behavior intended for short term benefits to the Company than if such officer’s compensation were more heavily weighted toward at-risk equity compensation;

•	the Company’s officer and employee compensation practices have been established over years and there has been no inappropriate risk taking under these programs;

Mr. Daniel L. Gordon
August 3, 2010

•	the Company’s equity based compensation is generally subject to ratable vesting over four years from the date of grant; and

•	that the Company does not have a history of material changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

Elements of Compensation, page 16

7.
Please revise your discussion of compensation awards to explain specifically why each named executive officer received the base salary, annual cash incentive bonus and long-term equity inventive compensation awards that he did.  In this regard, we note the option grants to your executive officers approved on March 8, 2010.  We also note that Messrs. Maiman and Eluz received significantly higher bonus awards than other named executive officers.  Your discussion of incentive compensation should specifically describe the elements of individual performance taken into account in determining such compensation.  Please refer to Item 402(b) of Regulation S-K for guidance.  Provide us with sample disclosure and confirm that you will provide similar disclosure in future filings.

Response:

Except with respect to Mr. Erez Meltzer, the CEO of Gadot whose compensation is determined pursuant to an employment agreement as described in the Company’s Proxy Statement under the heading “Compensatory arrangement of certain officer,” the base salary and annual cash bonus of the Named Executive Officers (other than Mr. Yosef Maiman) are determined in Mr. Maiman’s sole discretion, without any reference to any specific factors, criteria, formulas or performance metrics.  With respect to the compensation of Mr. Maiman, the Stock Option and Compensation Committee determines his base salary, annual cash bonus and any equity based awards, also without any requirement to take into account any specific factors, criteria, formulas or performance metrics.  Although neither Mr. Maiman nor the Stock Option and Compensation Committee are required to reference any specific factors or criteria when making compensation determinations, there are factors of personal performance that are usually taken into account, as further detailed below.  Determinations of base salary and cash bonuses are made annually on a case-by-case basis.

Currently, the Company does not award long-term equity compensation on an annual basis, but may elect to do so in the future.  Grants of long-term equity compensation to the Named Executive Officers typically takes the form of stock options, and the determinations to make such grants are made from time to time by the Stock Option and Compensation Committee, generally in consultation with Mr. Maiman and other executive officers.  The decisions are based on evaluations of overall levels of compensation, the desire to further align, in the Company’s view, the objectives of the shareholders with the objectives of the executives and overall performance.

Mr. Daniel L. Gordon
August 3, 2010

Notwithstanding the foregoing, in determining the base salary and annual cash bonuses of the Named Executive Officers, Mr. Maiman and the Stock Option and Compensation Committee (with respect to Mr. Maiman’s compensation) typically take into account an executive officer’s seniority and position within the Company, involvement in the various business transactions undertaken by the Company and total performance within the Company and the general compensation levels of various other public companies (to the extent described in our response to item 8 below), although there are no formulas or metrics to tie these factors to the actual amounts of the executive officers’ respective base salaries and cash bonuses, which are determined in the sole discretion of Mr. Maiman or the Stock Option and Compensation Committee, as applicable.  The Company has only a small group of executives, consisting of the Chief Executive Officer, Chief Financial Officer and three Vice Presidents.

The following is sample disclosure for the compensation decisions made for the year ended December 31, 2009, and the Company will include similar disclosure in future filings where required by Item 402 of Regulation S-K:

“Compensation Decisions for 2009

Base Salary and Cash Bonus

For the year ended December 31, 2009, Mr. Maiman, in his sole discretion, determined the base salary and annual cash bonus for Ms. Irit Eluz and Messrs. Yoram Firon, Amit Mantsur and Zahi Ben-Atav.  The compensation of Mr. Erez Meltzer is determined in accordance with his employment agreement, which is described under the heading “Compensatory arrangement of certain officer.”

In December 2008, Mr. Maiman set the base salary for Ms. Eluz for 2009 and took into account her leadership roles in supervising other members of management in general and with regard to various key business transactions of the Company during 2008, her continued service as CFO of the Company since 2002 and the overall performance of her duties with the Company.  After the end of 2009, Mr. Maiman determined Ms. Eluz’s cash bonus for 2009 in large part because of her leadership role in consummating several important transactions for the Company in 2009 during a turbulent year for the Company and also her seniority and total performance with the Company.  The result of these determinations was a base salary and cash bonus for 2009 that was slightly higher than what Ms. Eluz received for 2008.

With respect to Messrs. Firon, Mantsur and Ben-Atav, Mr. Maiman set their respective base salaries for 2009 by taking into account their levels of involvement in the Company’s various transactions, their seniority levels and their total overall performance with the Company for 2008.  In determining their respective cash bonuses at the end of 2009, Mr. Maiman took into account the same factors but with respect to 2009 instead of 2008.  The result of these determinations was a slight increase in base salary for each of Messrs. Firon, Mantsur and Ben-Atav over what they received for 2008 (pro-rated with respect to Mr. Ben-Atav).  Mr. Firon’s cash bonus decreased slightly relative to what he received in 2008, and the bonus of Mr. Mantsur increased significantly in large part because of his involvement in the Company’s various transactions during 2009.  Mr. Ben-Atav started work for the Company in April 2008, and his first bonus was for the 2009 fiscal year.

Mr. Daniel L. Gordon
August 3, 2010

For Mr. Maiman, the Stock Option and Compensation Committee determined his base salary and cash bonus for 2009 by taking into account Mr. Maiman’s overall performance as the leader of the Company and his roles in consummating the various key business transactions entered into by the Company during very turbulent times.  Mr. Maiman’s base salary for 2009 was determined in reference to his performance during 2008 and his cash bonus for 2009 was determined in reference to his performance in 2009. The result of the Stock Option and Compensation Committee’s determination was a slight increase in base salary and cash bonus for Mr. Maiman over what he received in 2008.

Both Mr. Maiman and the Stock Option and Compensation Committee determined that their respective decisions regarding base salaries and cash bonuses paid to the Named Executive Officers were appropriate in light of the general compensation levels paid by other similarly situated companies in the United States and Israel, although no benchmarks, specific comparables or targeted parameters were used.

Although Mr. Maiman and the Stock Option and Compensation Committee took into account the foregoing factors in determining the base salaries and cash bonuses of the Named Executive Officers, there are no formulas or metrics to tie these factors to the actual amounts of the Named Executive Officers’ respective base salaries and cash bonuses, which are determined in the sole discretion of Mr. Maiman or the Stock Option and Compensation Committee, as applicable. For the actual amounts of base salaries and cash bonuses paid to the Named Executive Officers, see the Summary Compensation Table below.

Long-Term Equity Grants

For 2009, the Company did not award any equity compensation to its Named Executive Officers.  On March 8, 2010, however, the Stock Option and Compensation Committee approved the grant of stock options to Mr. Maiman, Ms. Eluz and Mr. Mantsur, as described in “Elements of Compensation—Long-Term Equity Incentive Compensation” above.  The Stock Option and Compensation Committee granted such stock options to these Named Executive Officers because their then existing stock options had fully vested and the Stock Option and Compensation Committee wanted to continue to have the interests of these Named Executive Officers aligned with those of the shareholders with a grant of stock options vesting over a four year period.”

Mr. Daniel L. Gordon
August 3, 2010

Base Salary

8.
We note that you take into account the base salaries paid by similarly situated companies in Israel and the United States.  To the extent that you benchmark compensation, you are required to identify the companies that comprise the peer group.  If you have benchmarked different elements of your compensation against different peer groups, please identify the companies that comprise each group.  Refer to Item 402(b)(2)(xiv) of Regulation S-K.  This disclosure should include a discussion of where actual payments fall within targeted parameters.  To the extent actual compensation was outside a targeted range, include an explanation.  Provide us with sample disclosure and confirm that you will provide similar disclosure in future filings.

Response

The Company does not establish or use any benchmarks or peer group rankings for establishing compensation.  The Committee and the CEO do review the publically disclosed base salaries of officers of various other companies to better understand current market conditions, but there are no targeted parameters or other specific benchmarks.  In future filings the Company will include a statement as follows:  “Although the Company reviews salaries paid by other similarly situated companies in the United States and Israel to assess the current market it does not use benchmarks or peer group rankings or apply targeted parameters”.

Summary Compensation Table, page 20

9.
We note the amounts in the “All Other Compensation” column.  Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for an officer must be quantified and disclosed in a footnote.  Refer to Instruction 4 to Item 402(c)(2)(ix) of Regulation S-K.  As applicable, provide us with sample disclosure and confirm that you will provide similar disclosure in future filings.

Response:

In response to the Staff’s comments, set forth below is a revised footnote 7 to the Summary Compensation Table on pages 20-21 of the Company’s Definitive Proxy Statement quantifying each perquisite or personal benefit paid to a named executive officer in 2009 that exceeds the greater of $25,000 or 10% of the total amount of perquisites or personal benefits paid to such named executive officer in 2009:

Mr. Daniel L. Gordon
August 3, 2010

“(7) Comprised of the Company's contribution in Israel pursuant to: (i) pension plan, (ii) education fund, (iii) social security, (iv) use of car, (v) use of mobile, (vi) final account settlement, (vii) redemption of vacation provision and (viii) reimbursed for the payment of taxes.  The following are the amounts of perquisites and personal benefits paid to each Named Executive Officer for the year ended December 31, 2009 that exceeded the greater of $25,000 or 10% of the total amount of perquisites or personal benefits paid to such Named Executive Officer for the year ended December 31, 2009:

Name	Social Security	Education Fund	Pension Plan	Reimbursement for Payment of Taxes	Total
Yosef A. Maiman	$11,257	$74,310	$-	$83,298	$168,865

Irit Eluz	$11,358	$24,770	$47,137	$41,167	$124,432

Yoram Firon	$11,358	$16,689	$31,459	$34,439	$93,945

Amit Mantsur	$11,304	$11,921	$23,364	$31,632	$78,220

Zahi Ben-Atav	$7,281	$7,152	$13,380	$23,786	$51,598

Erez I. Meltzer	$9,057	$22,194	$72,354	$32,678	$136,282

”
The Company will include similar disclosure in its future filings where required.

* * * * *

In connection with our response, the Company hereby acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Mr. Daniel L. Gordon
August 3, 2010

If you have any questions or comments regarding the foregoing, please do not hesitate to contact me at (866) 447-8636.

We thank you in advance for your assistance.

Very truly yours,

/s/ Irit Eluz
Name: Irit Eluz
Title: CFO, SVP Finance & Treasurer